Profire Energy Reports Financial Results for Third Quarter 2023
Company Reports Best Nine-Month Revenue in Company History

LINDON, Utah November 8, 2023 - Profire Energy, Inc. (NASDAQ: PFIE), a technology company (the "Company") that provides solutions which enhance the efficiency, safety, and reliability of industrial combustion appliances, today reported financial results for its third quarter ending September 30, 2023. A conference call will be held on Thursday, November 9, 2023 at 8:30 a.m. ET to discuss the results.

Third Quarter Summary (comparisons to prior-year quarter)
•Revenue of $14.8 million, a 16% increase
•Gross profit of $7.5 million, a 22% increase
•Gross margin of 50.4%, a 270-basis point increase
•Net income of $2.0 million, or $0.04 per diluted share, versus $1.2 million and $0.02
•Generated EBITDA of $2.9 million, versus $2.4 million
•Cash and investments of $17.4 million with no debt
•Repurchased 192,643 shares of stock

Nine-Month Summary (comparisons to prior-year period)
•Revenue of $43.8 million, a 37% increase
•Gross margin of 51.9%, a 470-basis point increase
•Net income of $7.5 million, or $0.15 per diluted share, versus $2.1 million and $0.04
•Generated EBITDA of $10.1 million, versus $4.0 million

“Our third quarter represents the fifth consecutive quarter of at least $12 million in revenue, and our 2nd highest quarterly revenue in company history,” said Ryan Oviatt, Co-Chief Executive Officer and CFO of Profire Energy. “We are on track to report the best annual revenue in our 21-year history and are optimistic about long-term prospects for our business. Hydrocarbon demand is expected to continue to grow in the coming years, which combined with the strength of oil and gas prices, will likely mean continued strong performance for Profire over this same period.”
Third Quarter 2023 Financial Results

Total revenues for the period equaled $14.8 million, compared to $14.4 million in the second quarter of 2023 and $12.8 million in the prior-year quarter. The sequential and year-over-year increase was primarily driven by ongoing customer demand and continued progress in our diversification efforts.

Gross profit was $7.5 million, compared to $7.4 million in the second quarter and $6.1 million in the third quarter of 2022. Gross margin was 50.4% of revenues, compared to 51.3% of revenues in the prior quarter and 47.7% of revenues in the prior-year quarter. The sequential decrease is related to product mix while the year-over-year increase reflects the increased fixed cost coverage from higher revenues and the typical fluctuations in product mix and inventory and warranty reserves.

Total operating expenses were $4.9 million, compared to $4.2 million in the second quarter of 2023 and $4.0 million in the year-ago quarter. The sequential and year-over-year increase is related to a tax credit that benefited both the second quarter of 2023 and third quarter of 2022 in the amount of $760,000. Excluding the impact of this employee retention tax credit, operating expenses were roughly flat sequentially and up 13% on a year-over-year basis. The increase year-over-year is primarily due to ongoing inflation pressure on our business and headcount growth to support increased business activity.

Compared with the same quarter last year, operating expenses for G&A increased 29%, R&D decreased 30% and depreciation decreased by 5%. The increase in G&A is also a result of the timing of the tax credit mentioned above.

Net income was $2.0 million, or $0.04 per diluted share, compared to net income of $2.9 million or $0.06 per diluted share in the second quarter of 2023 and $1.2 million or $0.02 per diluted share in the same quarter last year.

“Our strong performance over the past 12 months reflects the underlying strength of our legacy business and continued traction across the breadth of our diversification strategy,” stated Cameron Tidball, Co-CEO of Profire Energy. “Our pipeline of diversification opportunities for 2024 is stronger than it was at this point for 2023 and expect to gain more acceptance for our offerings as companies place additional emphasis on emissions reduction and more efficient operations. We continue to believe the business prospects for Profire remain strong and we look forward to delivering long-term value to our shareholders.”

Conference Call
Profire Energy Executives will host the call, followed by a question-and-answer period.

Date: Thursday, November 9, 2023
Time: 8:30 a.m. ET (6:30 a.m. MT)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304

The conference call will be webcast live and available for replay via this link: https://viavid.webcasts.com/starthere.jsp?ei=1611697&tp_key=59eedbc77e
The webcast replay will be available for one year.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting the conference call, please contact Athena Kefalas at 1-801-796-8969.

A replay of the call will be available via the dial-in numbers below after 1:00 p.m. ET on the same day through November 23, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay Pin Number: 10021755

About Profire Energy, Inc.
Profire Energy is a technology company providing solutions that enhance the efficiency, safety, and reliability of industrial combustion appliances while mitigating potential environmental impacts related to the operation of these devices. It is primarily focused in the upstream, midstream, and downstream transmission segments of the oil and gas industry. However, in recent years, we have completed many installations of our burner-management solutions in other industries that we believe will be applicable as we expand our addressable market over time. Profire specializes in the engineering and design of burner and combustion management systems and solutions used on a variety of natural and forced draft applications. Its products and services are sold primarily throughout North America. It has an experienced team of sales and service professionals that are strategically positioned across the United States and Canada. Profire has offices in Lindon, Utah; Victoria, Texas; Homer, Pennsylvania; Greeley, Colorado; Millersburg, Ohio; and Acheson, Alberta, Canada. For additional information, visit www.profireenergy.com.

Cautionary Note Regarding Forward-Looking Statements. Statements made in this release that are not historical are forward-looking statements. This release contains forward-looking statements, including, but not limited to statements regarding the Company’s expected growth, the Company’s expected revenues from diversification opportunities, the Company’s results based on additional emphasis on emissions reduction and more efficient operations, and achieving the Company’s best annual revenue in our 21-year history. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, public market and regulatory risks and factors identified in the company's periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers should not place undue reliance on these forward-looking statements.

Contact:
Profire Energy, Inc.
Ryan Oviatt, Co-CEO & CFO
(801) 796-5127

Three Part Advisors
Steven Hooser, Partner
John Beisler, Managing Director
214-872-2710

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (“EBITDA”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. We believe this non-GAAP financial measure is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision making.
The Following is a tabular presentation of EBITDA, including a reconciliation to net income which the Company believes to be the most directly comparable US GAAP financial measure.

	9/30/2023	9/30/2022	9/30/2023	9/30/2022
EBITDA Calculation:	3 months	3 months	9 Months	9 Months
Net Income	$ 2,039,390	$ 1,210,748	$ 7,486,168	$ 2,122,738
add back net income tax expense	$ 611,008	$ 958,300	$ 2,061,851	$ 1,145,919
add back net interest expense	$ (69,727)	$ (44,029)	$ (249,641)	$ (67,572)
add back depreciation and amortization	$ 274,208	$ 272,204	$ 822,204	$ 831,036
EBITDA calculated	$ 2,854,879	$ 2,397,223	$ 10,120,582	$ 4,032,121

PROFIRE ENERGY, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
	As of
	September 30, 2023	December 31, 2022
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 8,338,863	$ 7,384,578
Short-term investments	2,795,040	1,154,284
Accounts receivable, net	13,253,470	10,886,145
Inventories, net (note 3)	13,531,652	10,293,980
Prepaid expenses and other current assets (note 4)	2,744,172	2,314,639
Total Current Assets	40,663,197	32,033,626
LONG-TERM ASSETS
Long-term investments	6,220,703	7,503,419
Financing lease right-of-use asset	136,332	120,239
Property and equipment, net	10,650,384	10,423,964
Intangible assets, net	1,143,480	1,268,907
Goodwill	2,579,381	2,579,381
Total Long-Term Assets	20,730,280	21,895,910
TOTAL ASSETS	$ 61,393,477	$ 53,929,536

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,193,876	$ 2,955,506
Accrued liabilities (note 5)	3,760,890	3,573,994
Current financing lease liability (note 6)	65,321	53,646
Income taxes payable	669,431	205,169
Total Current Liabilities	5,689,518	6,788,315
LONG-TERM LIABILITIES
Net deferred income tax liability	955,256	488,858
Long-term financing lease liability (note 6)	74,495	67,883
TOTAL LIABILITIES	6,719,269	7,345,056

STOCKHOLDERS' EQUITY (note 7)
Preferred stock: $0.001 par value, 10,000,000 shares authorized: no shares issued or outstanding	—	—
Common stock: $0.001 par value, 100,000,000 shares authorized: 52,949,566 issued and 47,671,720 outstanding at September 30, 2023, and 52,143,901 issued and 47,105,771 outstanding at December 31, 2022	52,952	52,144
Treasury stock, at cost	(7,675,637)	(7,336,323)
Additional paid-in capital	32,734,069	31,737,843
Accumulated other comprehensive loss	(3,349,033)	(3,294,873)
Retained earnings	32,911,857	25,425,689
TOTAL STOCKHOLDERS' EQUITY	54,674,208	46,584,480
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 61,393,477	$ 53,929,536

These financial statements should be read in conjunction with the Form 10-Q and accompanying footnotes.

PROFIRE ENERGY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income and Comprehensive Income (Loss)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
		(See Note 1)		(See Note 1)
REVENUES (note 8)
Sales of products, net	$ 13,970,065	$ 11,895,881	$ 41,201,461	$ 29,634,986
Sales of services, net	858,871	933,457	2,624,514	2,330,639
Total Revenues	14,828,936	12,829,338	43,825,975	31,965,625

COST OF SALES
Cost of sales - products	6,551,986	5,960,311	18,796,499	14,873,075
Cost of sales - services	799,866	750,151	2,304,838	2,013,825
Total Cost of Sales	7,351,852	6,710,462	21,101,337	16,886,900

GROSS PROFIT	7,477,084	6,118,876	22,724,638	15,078,725

OPERATING EXPENSES
General and administrative	4,572,460	3,538,541	12,487,783	10,878,734
Research and development	215,359	309,566	734,894	818,823
Depreciation and amortization	145,662	152,876	428,644	479,473
Total Operating Expenses	4,933,481	4,000,983	13,651,321	12,177,030

INCOME FROM OPERATIONS	2,543,603	2,117,893	9,073,317	2,901,695

OTHER INCOME (EXPENSE)
Gain on sale of assets	17,350	12,887	251,768	323,570
Other expense	19,718	(5,761)	(26,704)	(24,180)
Interest income	74,165	45,107	255,865	86,959
Interest expense	(4,438)	(1,078)	(6,226)	(19,387)
Total Other Income	106,795	51,155	474,703	366,962

INCOME BEFORE INCOME TAXES	2,650,398	2,169,048	9,548,020	3,268,657

INCOME TAX EXPENSE	(611,008)	(958,300)	(2,061,851)	(1,145,919)

NET INCOME	$ 2,039,390	$ 1,210,748	$ 7,486,169	$ 2,122,738

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	$ (301,642)	$ (591,282)	$ (28,838)	$ (723,209)
Unrealized losses on investments	(71,193)	(172,802)	(25,322)	(594,596)
Total Other Comprehensive Loss	(372,835)	(764,084)	(54,160)	(1,317,805)

COMPREHENSIVE INCOME	$ 1,666,555	$ 446,664	$ 7,432,009	$ 804,933

BASIC EARNINGS PER SHARE	$ 0.04	$ 0.03	$ 0.16	$ 0.04
FULLY DILUTED EARNINGS PER SHARE	$ 0.04	$ 0.02	$ 0.15	$ 0.04

BASIC WEIGHTED AVG NUMBER OF SHARES OUTSTANDING	47,521,238	47,036,012	47,364,445	47,201,611
FULLY DILUTED WEIGHTED AVG NUMBER OF SHARES OUTSTANDING	49,504,024	48,558,207	49,314,304	48,761,346

These financial statements should be read in conjunction with the Form 10-Q and accompanying footnotes.

PROFIRE ENERGY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	For the Nine Months Ended September 30,
	2023	2022
OPERATING ACTIVITIES
Net income	$ 7,486,169	$ 2,122,738
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	822,204	831,036
Gain on sale of property and equipment	(251,768)	(323,570)
Bad debt expense	420,883	40,948
Stock awards issued for services	878,392	605,955
Changes in operating assets and liabilities:
Accounts receivable	(2,360,696)	(2,620,155)
Income taxes receivable/payable	464,256	1,130,931
Inventories	(3,245,588)	(3,190,546)
Prepaid expenses and other current assets	(437,023)	(1,668,442)
Deferred tax asset/liability	466,398	307,663
Accounts payable and accrued liabilities	(1,574,995)	1,566,810
Net Cash Provided by (Used in) Operating Activities	2,668,232	(1,196,632)

INVESTING ACTIVITIES
Proceeds from sale of property and equipment	328,350	549,574
Purchase of investments	(383,520)	(133,371)
Purchase of property and equipment	(974,070)	(370,791)
Net Cash Provided by (Used in) Investing Activities	(1,029,240)	45,412

FINANCING ACTIVITIES
Value of equity awards surrendered by employees for tax liability	(502,307)	(94,802)
Cash received in exercise of stock options	178,195	31,084
Purchase of treasury stock	(339,313)	(1,228,731)
Principal paid toward lease liability	(26,617)	(28,145)
Net Cash Used in Financing Activities	(690,042)	(1,320,594)

Effect of exchange rate changes on cash	5,335	(76,591)

NET CHANGE IN CASH	954,285	(2,548,405)
CASH AT BEGINNING OF PERIOD	7,384,578	8,188,270
CASH AT END OF PERIOD	$ 8,338,863	$ 5,639,865

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$ 6,227	$ 2,331
Income taxes	$ 1,126,750	$ 21,000
NON-CASH FINANCING AND INVESTING ACTIVITIES
Common stock issued in settlement of accrued bonuses	$ 378,526	$ 212,787
These financial statements should be read in conjunction with the Form 10-Q and accompanying footnotes.